Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Visualant, Inc.:

Ron Erickson

206 903 1351

ron@visualant.net

Visualant and Sumitomo Precision Products Enter Into Joint Development and License Agreements;

Plan to Accelerate Development and Commercialization of SPM Technology

Seattle, WA. – June 4, 2012, Visualant, Inc. (OTCBB: VSUL), a pioneer provider of industry-leading color based identification and diagnostic solutions, an emerging leader in security and authentication systems technology with its Spectral Pattern Matching (“SPM”) technology and distributor of a wide variety of security solutions through its wholly-owned subsidiary, TransTech Systems, Inc., is pleased to announce the signing of a comprehensive group of agreements with Sumitomo Precision Products Co., Ltd. a Japan corporation.

On May 31, 2012, Visualant, Inc. (“Visualant” or the “Company”) executed a Stock Purchase Agreement with Sumitomo Precision Products Co., Ltd. (“SPP”), a publicly-listed Japanese corporation, whereby SPP will invest US $2,250,000 into Visualant in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share.  In addition, Visualant and SPP have entered into a one year Joint Development Agreement focused on the commercialization of the Visualant SPM technology and a License Agreement providing SPP with an exclusive license of the SPM technology in identified Asian territories.  SPP will pay Visualant an initial payment of US $1 million for the License Agreement, and a running royalty for the license will be negotiated at the completion of the Joint Development Agreement.

These agreements are the culmination of several months of work by the parties developing and testing the SPM products, analyzing the market potential for the SPM technology and developing product plans.

“The investment by Sumitomo Precision Products is a significant milestone in the history of Visualant,” said Visualant Founder and CEO Ron Erickson.  “SPP is a splendid partner.  Pursuant to our Joint Development Agreement, we look forward to working with SPP to bring our Spectral Pattern Technology to the marketplace where we can provide elegant and efficient solutions in security and authentication, as well as medical, environmental and agricultural diagnostics.”

“Sumitomo Precision Products has a reputation for excellence,” stated Susumu Kaminaga, SPP President. “We look forward to providing our technical and manufacturing expertise to the task of creating compelling products using the Visualant SPM technology.  We believe the SPM technology has a bright future and we are very pleased to partner with Visualant to accelerate its development.”

About Sumitomo Precision Products Co., Ltd.

SPP is publicly traded on the Tokyo and Osaka Stock Exchanges and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world. Additional information on SPP is available at http://www.spp.co.jp/English/index2-e.html.

About Visualant, Inc.

Visualant, Inc. (OTCBB:VSUL and www.visualant.net) develops low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications. Our patented and patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items. When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance. This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (“SPM”). SPM technology can be miniaturized and is easily integrated into a variety of hand-held or fixed mount configurations, and can be combined in the same package as a bar code or biometric scanner.

Through its wholly owned subsidiary, TransTech Systems, Inc. (www.ttsys.com), the Company provides security and authentication solutions to security and law enforcement markets throughout the United States.  TransTech has annual revenues in excess of $9 million dollars and a channel of distribution for security and authentication technology with over 400 dealers across North America.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of Visualant, Inc. Specifically, we are exposed to our revenue projections, the success of our potential joint venture arrangements, the potential issuance of patents, our need for additional financing to support our technology development, the sale of a significant number of our shares of common stock could depress the price of our common stock, acquiring or investing in new businesses and ongoing operations, we may incur losses in the future and the market price of our common stock may be volatile. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.